Exhibit 10.2

Execution Version

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into as of March 31, 2019 (the “Effective Date”) by and between comScore, Inc., a Delaware corporation (the “Company”), and Bryan Wiener (“Executive”). The Company and Executive are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement effective as of May 30, 2018 (the “Employment Agreement”);

WHEREAS, Executive has voluntarily resigned: (i) as an officer and member of the board of directors (the “Board”) of the Company, with such resignations effective as of March 31, 2019; and (ii) from his employment with the Company, with such resignation effective as of April 1, 2019 (the “Separation Date”);

WHEREAS, subject to the terms of this Agreement, the Parties wish for Executive to be eligible to receive certain severance payments and other benefits, which payments and benefits are conditioned upon Executive’s satisfaction of the terms of this Agreement, including his satisfaction of the terms herein and entry into, and non-revocation of, this Agreement in the time provided to do so; and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company or any of the other Released Parties (as defined below), including any claims that Executive may have arising out of Executive’s employment or the end of such employment (except that nothing within this Agreement shall prohibit Executive from seeking enforcement of the terms of this Agreement).

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.    Resignation from Employment and Other Positions. The Parties acknowledge and agree that Executive’s employment with the Company ended due to Executive’s voluntary resignation such that, as of the Separation Date, Executive did not have any further employment relationship with the Company or any other Released Party. The Parties further acknowledge and agree that, as of March 31, 2019 or such later date required by applicable law or governing documents, Executive will be deemed to have voluntarily resigned (a) as an officer of the Company and each of its affiliates (as applicable) and (b) from the Board and the board of managers, board of directors or similar governing body of each of the Company’s affiliates and any other corporation, limited liability company, or any other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates. Executive agrees to (i) reasonably cooperate with the Company to effectuate the resignations described in the preceding sentence and (ii) complete any other actions the Company or its affiliates may reasonably require to effect such resignation.

2.    Separation Payment and Benefits.

(a)    Provided that Executive: (i) executes this Agreement on the Effective Date or within 21 days thereafter such that Executive has returned a signed copy of this Agreement to the Company, care of Carol DiBattiste at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 (e-mail: cdibattiste@comscore.com) so that it is received by the Company no later than the close of business on April 21, 2019, (and so long as Executive does not exercise his revocation right pursuant to Section 10); and (ii) Executive honors each of his commitments set forth herein, then:

(i)    The Company shall provide Executive with a payment in the total amount of $1,050,000, less applicable taxes and withholdings (the “Severance Payment”), which Severance Payment will be paid in the following manner: (A) $525,000 as a one-time lump sum payment in March 2020 when the Company’s 2019 short-term incentive awards are paid to employees of the Company, but in no event later than March 15, 2020, and (B) $525,000 in substantially equal bi-weekly installments in accordance with the Company’s regular payroll practices over the six-month period following the Separation Date, with the first installment being paid on the Company’s first pay date that comes on or after the date that Executive has returned this signed Agreement to the Company and the Release Revocation Period (as defined below) has expired without revocation by Executive, and the remaining installments being paid on the Company’s regular pay dates that follow thereafter; provided, however, that payment of any remaining installment(s) of the Severance Payment will cease immediately upon the date that Executive begins providing services through one or more subsequent employment, director, consulting or other service arrangements or relationships (other than Executive’s service as a member of the board of directors of Cars.com Inc. and, if applicable, a member of the board of directors of one other for-profit entity), where the total compensation (whether cash, equity that vests, or is capable of vesting, on or before March 31, 2020 or a combination thereof) that is irrevocably earned by March 31, 2020 and due to Executive, regardless of when it is paid or settled, for all such services, in the aggregate, is reasonably anticipated to exceed $2,000,000 (and each such provision of services shall be promptly reported to the Company by Executive);

(ii)    During the portion, if any, of the period beginning on the Separation Date and ending September 30, 2020 (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse Executive for the amount Executive pays to effect and continue such coverage. Executive shall be eligible to receive such reimbursement payments until the earliest of: (x) the last day of the Reimbursement Period; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that Executive acknowledges and agrees that the election of continuation coverage pursuant to COBRA and providing any premiums due to the Company with respect to such continuation coverage will remain Executive’s sole responsibility;

(iii)    The Company will reimburse Executive for his legal expenses in connection with Executive’s review and negotiation of this Agreement, up to $50,000, payable within 30 days following Executive’s submission of detailed invoices to the Company no later than 30 days following the Separation Date in a form reasonably satisfactory to the Company evidencing the total amount of such legal expenses and the hourly rates of, and time recorded by, each timekeeper;

(iv)    Executive will receive a bonus pursuant to the Company’s 2019 short-term incentive program, which bonus shall be calculated by the same method applicable to other members of the Company’s executive leadership team and shall be based upon a target award of $65,000, with the actual amount of such bonus based on the achievement of the performance metrics applicable to employees of the Company and paid on the earlier of (A) date on which the Company’s 2019 short-term incentive awards are paid to employees of the Company and (B) March 15, 2020;

(v)    The 24,988 restricted stock units (“RSUs”) originally granted to Executive on June 5, 2018 will be fully accelerated, subject to settlement on October 2, 2019 in accordance with the terms of that certain Restricted Stock Units and Common Stock Award Notice between the Company and Executed dated as of June 5, 2018 (the “Sign-On Grant Agreement”) and the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”);

(vi)    36,347 of the RSUs originally granted to Executive on September 7, 2018 will be fully accelerated, subject to settlement on October 15, 2019 in accordance with the terms of that certain Restricted Stock Units Award Agreement between the Company and Executive dated as of September 7, 2018 (the “LTIP RSU Agreement”) and the Plan; and

(vii)    36,347 of the performance-based RSUs originally granted to Executive on September 7, 2018 will remain outstanding, subject to the terms of that certain Performance Restricted Stock Units Award Agreement between the Company and Executive dated as of September 7, 2018 (the “LTIP PSU Agreement,” and together with the Sign-On Grant Agreement and LTIP RSU Agreement, the “Equity Agreements”), the Plan and the achievement of the applicable performance goals set forth in the LTIP PSU Agreement; provided, however, such performance-based RSUs will be accelerated as to the target amount upon a Change in Control (as defined in the Plan); provided, further, however, that to the extent the Company is required to withhold any applicable taxes upon the vesting or settlement, if any, of such performance-based RSUs, Executive shall satisfy such withholding requirement by either, as determined in Executive’s sole discretion, (A) tendering cash or a check to the Company for the amount of such withholding or (B) engaging in a “sell to cover” transaction through a bank or broker and remitting the cash proceeds from such transaction to the Company.

(b)    Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any payments and benefits described herein are subject to the terms and conditions of the Company’s Clawback Policy, as in effect from time to time, and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Company’s Clawback Policy from and after the effective date thereof.

3.    Existing Equity Arrangements. As of the Effective Date, as set forth on Exhibit A, Executive is eligible for settlement of 36,347 restricted stock units and 24,989 shares of the Company’s common stock (collectively, the “Deferred Equity”). Settlement of the Deferred Equity will continue to be governed by the terms of the Plan and the LTIP RSU Agreement and Sign-On Grant Agreement, as applicable; provided, that the 24,989 shares of the Company’s common stock will be settled on October 11, 2019 and the 36,347 restricted stock units will be settled on October 4, 2019. For the avoidance of doubt, effective as of the Separation Date, Executive forfeited the portions of the equity incentive awards set forth on Exhibit B.

4.    Satisfaction of Severance Obligations; Receipt of Leaves, Bonuses, and Other Compensation. In entering into this Agreement, Executive expressly acknowledges and agrees that, with the exception of any base salary earned by him in the pay period that immediately preceded the Separation Date (if such base salary has not been paid as of the time that Executive executes this Agreement) and any sums to which he may be entitled following the date that he signs this Agreement pursuant to Sections 2 and 3, he has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums that he has been owed by the Company and each other Released Party. Executive further acknowledges and agrees that he has received or has waived all leaves (paid and unpaid) that he has been entitled to receive from each Released Party. Notwithstanding any provision of the Employment Agreement or any other agreement with any Released Party, Executive acknowledges and agrees that Executive shall not have any right to receive any of the following not expressly set forth in this Agreement: (i) severance pay or benefits, or (ii) new grants of additional equity awards, including any long-term incentive grant for 2019 pursuant to Section 4(d) of the Employment Agreement.

5.    Release of Liability for Claims.

(a)    For good and valuable consideration, including the Company’s agreement to make Executive eligible for the consideration set forth in Section 2 (and any part thereof), Executive hereby forever releases, discharges and acquits the Company, its present and former subsidiaries and other affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Released Party, the termination of such employment, ownership of the Company, and any other acts or omissions related to any matter on or prior to the time that Executive executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B)

the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) the Securities Act of 1933; (I) the Securities Exchange Act of 1934; (J) the Investment Advisers Act of 1940; (K) the Investment Company Act of 1940; (L) the Private Securities Litigation Reform Act of 1995; (M) the Sarbanes-Oxley Act of 2002; (N) the Wall Street Reform and Consumer Protection Act of 2010; (O) any applicable state employment and securities laws; (P) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (Q) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Executive may have under any employment contract (including the Employment Agreement), incentive or compensation plan or agreement or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive hereunder, any and all potential claims of this nature that Executive may have against any of the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

(b)    In no event shall the Released Claims include (i) any claim that arises after Executive signs this Agreement, (ii) any claim that arises under this Agreement, (iii) any claim to vested benefits under an employee benefit plan that is subject to ERISA, (iv) any claim to rights Executive may have for indemnification, including a claim under that certain Indemnification Agreement by and between the Company and Executive dated October 3, 2017 (the “Indemnification Agreement”), or (v) any claim for coverage under the Company’s director and officer liability insurance policy. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), Securities and Exchange Commission (“SEC”) or other governmental agency (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC, SEC or other Governmental Agency or cooperating with such an agency or providing documents or other information to a Governmental Agency; however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover from the Released Parties any monetary or personal relief from a Released Party as a result of a Governmental Agency proceeding or subsequent legal actions. Notwithstanding the foregoing, nothing in this Agreement limits Executive’s right to receive an award for information provided to a Governmental Agency.

(c)     Executive represents and warrants that Executive has not engaged in any breach by Executive of fiduciary duty, breach of any duty of loyalty or disclosure, fraudulent activity, tortious activity or criminal activity, in each case: (i) towards or with respect to the Company or any other Released Party; or (ii) with respect to any action or omission undertaken (or that was failed to be undertaken) in the course of his employment or engagement with any Released Party. In reliance upon, and conditioned upon, Executive’s representations and covenants contained in this Agreement (including the representation and warranty in the previous sentence), as further consideration for this Agreement, the Company, on its own behalf and on behalf of any person or entity purporting to act on its behalf, including members of the Board, hereby releases and forever discharges Executive from any and all claims, known or unknown, that could be asserted against Executive and that pertain to or arise from Executive’s employment or other relationship with the Company or its subsidiaries, including Executive’s service as a member of the Board. Notwithstanding the foregoing, the Company is not waiving or releasing Executive from: (A) any claims, in law or equity, arising from or relating to any act, action, or omission by Executive involving or alleging fraudulent or bad faith conduct by Executive, (B) the Company’s or any other Released Party’s future ability to sue or take other action to enforce this Agreement, or (C) any claim where such a release would cause the loss of insurance coverage or indemnity protection otherwise potentially available to cover the loss.

6.    Representation About Claims; Continuation of Director and Officer Liability Insurance Coverage. Executive represents and warrants that as of the date on which Executive signs this Agreement, Executive has not filed any claims, complaints, charges, or lawsuits against any of the Released Parties with any Governmental Agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Released Parties with respect to any Released Claim. The Company represents and warrants that as of the date on which the Company signs this Agreement, the Company is not aware of (i) any fraudulent or criminal activity by Executive, (ii) any legal or administrative charges or lawsuits making allegations against Executive, or (iii) any other matter of a legal or investigative nature that would subject Executive’s payments or benefits herein to the Company’s Clawback Policy. From the Separation Date and for six years thereafter, the Company agrees to make available to Executive coverage under its director and officer liability insurance policy(ies) that is at least as favorable to Executive as the coverage available to its then-current officers and directors.

7.    Cooperation. From the Separation Date and for six months thereafter, Executive agrees to fully cooperate with, and provide any assistance reasonably requested by the Company or the Board with respect to transitioning his duties, responsibilities and knowledge regarding the business and operations of the Company and its affiliates. Such cooperation and assistance shall include Executive providing information and assistance to such individual(s) as the Company designates from time to time, to the extent such cooperation does not materially and unreasonably interfere with Executive’s employment or other professional obligations following the Separation Date. The consideration provided herein is intended to fully compensate Executive for all services he may be asked to provide under this Section 7 and Executive shall not seek, nor be entitled to, any additional compensation for his post-employment cooperation rendered pursuant to this Section 7. The Company shall reimburse Executive for his reasonable, pre-approved out-of-pocket expenses actually incurred in the performance of Executive’s obligations under this Section 7 so long as Executive timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation.

8.    Non-Defamation. Executive agrees that Executive shall not, directly or indirectly, make or ratify any defamatory comments or remarks (in writing or orally), about the Company or any other Released Party or their respective products or services. The Company shall not, and shall direct its current officers and directors to not, directly or indirectly, make or ratify any defamatory comments or remarks (in writing or orally), about Executive. For the avoidance of doubt, it shall not be a violation of the terms of this Section 8 for any person to make truthful statements when required by court order or as otherwise required by law, including to applicable Governmental Agencies.

9.    Public Announcement. As required by applicable law, the Company shall file a Form 8-K disclosing Executive’s resignation as an officer and director of the Company (the “Form 8-K”). As reflected in Executive’s letter of resignation attached to this Agreement as Exhibit C, which shall be filed as an exhibit to the Form 8-K pursuant to Item 5.02(a)(2), the Form 8-K shall include the disclosure required pursuant to Item 5.02(a)(1) of Form 8-K, including disclosure that although Executive and the Board are generally aligned on the Company’s strategy, Executive is resigning because of a disagreement with the Company regarding the Company’s execution of the strategy. Executive acknowledges that the Company has afforded him the opportunity to review the disclosure set forth in the Form 8-K regarding Executive’s resignation because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices, and that the Company has given Executive the opportunity pursuant to Item 5.02(a)(3)(ii) of Form 8-K to furnish the Company as promptly as possible with a letter addressed to the Company stating whether Executive agrees with the statements with respect to the reason for his resignation set forth in the Form 8-K. Executive agrees that such disclosure set forth in the Form 8-K is accurate and complete and that such acknowledgement is in lieu of furnishing the Company with any such letter.

10.    Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of Carol DiBattiste at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 (e-mail: cdibattiste@comscore.com) so that it is received by Carol DiBattiste before 11:59 p.m. EST, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Executive pursuant to Section 2 and the release of claims set forth herein shall be of no force or effect, and all remaining provisions of this Agreement shall remain in full force and effect.

11.    Executive’s Acknowledgments. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a)    Executive has carefully read this Agreement and has had sufficient time (and at least 21 days) to consider it;

(b)    Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)    Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had an adequate opportunity to do so prior to executing this Agreement;

(d)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those contained herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and Executive understands and agrees to each of the terms of this Agreement; and

(e)    No Released Party has provided any tax or legal advice regarding this Agreement and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

12.    Return of Property. Executive represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Released Party, including all documents, computer files and other electronically stored information, client materials and other materials provided to Executive by the Company or any other Released Party in the course of his employment, and Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.

13.    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware without reference to the principles of conflicts of law thereof.

14.    Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be subject to the arbitration and dispute resolution provisions set forth in Section 11 of the NDA. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OR A COURT TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

15.    Counterparts. This Agreement may be executed in one or more counterparts (including electronic counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.    Amendment; Entire Agreement. Subject to Section 18 below, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement, the Indemnification Agreement, the NDA and the Equity Agreements (as modified by Sections 2(a)(v), 2(a)(vi), 2(a)(vii) and 3) constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Released Party with regard to the subject matter hereof. For the avoidance of doubt, Executive acknowledges and agrees that the Company’s provision of the consideration set forth in Section 2 above will fully and finally satisfy any and all rights that Executive ever could have pursuant to the Employment Agreement, and he shall not be entitled to any payments pursuant to the Employment Agreement in addition to the payments described in Section 2 above.

17.    Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Released Party that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s releases, representations, and covenants herein and shall be entitled to enforce such releases, representations, and covenants as if a party hereto.

18.    Severability and Modification. Any term or provision of this Agreement (or parts thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

19.    Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

20.    Continued Effectiveness of Restrictive Covenants.

(a)    Executive entered into that certain At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, dated April 20, 2018 and subject to a side letter dated April 20, 2018 (the “NDA”). Executive acknowledges and agrees that he is subject to continuing obligations pursuant to the NDA (the “Restrictive Covenants”), including obligations with respect to non-disclosure, non-competition, and non-solicitation. Executive expressly recognizes the enforceability and continuing effectiveness of those covenants within the NDA, and promises to abide by such covenants following the Separation Date; provided, however, that the Restricted Period (as defined in the NDA) shall be reduced such that the Restricted Period (as defined in the NDA) shall expire on the date that is 12 months after the Separation Date.

(b)    Notwithstanding the foregoing, nothing in this Agreement or the Restrictive Covenants shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency (including the Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any Governmental Agency; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Agency relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement or the Restrictive Covenants requires Executive to obtain prior authorization from the Company before engaging in any conduct described in the previous sentence, or to notify the Company or any other Released Party that Executive has engaged in any such conduct. Further, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret Law for the disclosure of a trade secret that: (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement or the Restrictive

Covenants requires Executive to obtain prior authorization from the Company before engaging in any conduct described in the previous sentence, or to notify the Company or any other Release Party that Executive has engaged in any such conduct.

21.    Section 409A.

(a)    For purposes of Section 409A of the Internal Revenue Code of 1986 “Section 409A”), each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986 solely because such expenses are subject to a limit related to the period in which the arrangement is in effect. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date (or such later date as permitted under Section 409A). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

22.    Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

23.    Notices. All notices and other communications under this Agreement must be in writing and must be given by personal delivery, email transmission, or certified or registered mail with return receipt requested, when sent to the respective persons below:

If to the Company:	comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
E-mail: cdibattiste@comscore.com

If to Executive:	Bryan Wiener
<Personal Information Redacted>

With a copy to:	Robert G. Lian Jr.
Akin Gump Strauss Hauer & Feld, LLP
1333 New Hampshire Avenue, N.W.
Washington, DC 20036-1564

Any Party may change such Party’s address for notice by notice duly given pursuant to this Section 23.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

BRYAN WIENER

/s/ Bryan Wiener

Date:	March 31, 2019

COMSCORE, INC.

By:	/s/ Carol DiBattiste
Carol DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer

Date:	March 31, 2019

SIGNATURE PAGE TO

SEPARATION AGREEMENT

EXHIBIT A

EQUITY AWARDS ELIGIBLE FOR SETTLEMENT UNDER SECTION 3

Date of Grant	Number of RSUs/Shares	Award Type
June 5, 2018	24,989	Deferred Common Shares
September 7, 2018	36,347	Restricted Stock Units

EXHIBIT A

EXHIBIT B

FORFEITED EQUITY AWARDS

Date of Grant	Number of RSUs Forfeited	Award Type
June 5, 2018	68,151	Performance Restricted Stock Units
September 7, 2018	36,348	Performance Restricted Stock Units
September 7, 2018	36,348	Restricted Stock Units

EXHIBIT B

EXHIBIT C

EXECUTIVE’S LETTER OF RESIGNATION

[Attached]

EXHIBIT C

March 31, 2019

comScore, Inc.

11950 Democracy Drive

Reston, Virginia 20190

Attention: Board of Directors

Gentlemen:

Effective immediately, I hereby resign as Chief Executive Officer and a member of the Board of Directors (the “Board”) of comScore, Inc. (the “Company”), and as an officer, director and manager of all subsidiaries and affiliates of the Company. Effective April 1, 2019, I hereby resign as an employee.

Although the Board and I are generally aligned on the Company’s strategy, I disagree with the Company regarding the execution of the strategy.

/s/ Bryan Wiener

Bryan Wiener